EXHIBIT 99.1

                                  PRESS RELEASE


      3D SYSTEMS ANNOUNCES RULING IN EOS VS. DTM/3D SYSTEMS PATENT LAWSUIT

VALENCIA, Calif. - Aug. 21, 2003 - 3D Systems Corp. (NASDAQ: TDSC) announced today that the United States District Court for the Central District of California issued claim construction and summary judgment rulings August 20, 2003, in the EOS GmbH Electro Optical Systems (EOS) vs. DTM Corporation (DTM) and Compression, a division of Moll Industries, Inc. and 3D Systems, Inc. patent infringement lawsuit. 3D Systems acquired DTM in August 2001.

As a result of a 1997 license agreement, EOS was licensed under the 3D Systems' patents to the extent the patents pertain to the field of laser sintering. The Court ruled that one claim of one of the 13 asserted 3D Systems' patents, US Patent No. 5,630,981 (`981 patent), licensed to EOS was infringed by the DTM machines at issue. The Court also ruled with respect to a patent issued to DTM, US Patent No. 5,990,268 (`268 patent) that a key term was not able to be construed. The `268 patent covers the use of nylon powders in laser sintering. In addition, the Court ruled that EOS' assertion of infringement against DTM, under the licensed 3D Systems' patents, was not barred by laches and estoppel.

Three other summary judgment motions on behalf of 3D Systems and DTM were denied. The motions dealt with willful infringement of the powder `268 patent, validity of the `268 patent, and license agreement interpretation with respect to EOS being licensed under the DTM patents acquired by 3D Systems in the merger with DTM. In other rulings, the Court construed three patent claim terms in a manner that excludes as being applicable to laser sintering 11 of the 37 claims EOS has asserted from the 3D Systems' patents as practiced by DTM.

"3D Systems is disappointed with the rulings but views this as one step in a long process," said G. Walter Loewenbaum II, Chairman of the Board of Directors. "3D Systems will appeal the rulings and believes that the law and the facts favor its position

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and will ultimately prevail, particularly given that these issues will be reviewed anew in the appellate court."

ABOUT 3D SYSTEMS

Founded in 1986, 3D Systems(R), the solid imaging company(SM), provides solid imaging products and solutions that reduce the time and cost of designing products and facilitate direct and indirect manufacturing. Its systems utilize patented technologies to create physical objects from digital input that can be used in design communication, prototyping, and as functional end-use parts.

3D Systems currently offers the ThermoJet(R) solid object printer, SLA(R) (stereolithography) systems, SLS(R) (selective laser sintering) systems, and Accura(R) materials (including photopolymers, metals, nylons, engineering plastics, and thermoplastics).

3D Systems is the originator of the advanced digital manufacturing (ADM(SM)) solution for manufacturing applications. ADM is the utilization of 3D Systems solid imaging technologies to accelerate production of smaller volumes of customized/ specialized parts. A typical ADM center is expected to contain multiple 3D Systems' SLA, MJM and/or SLS systems dedicated to full-time manufacturing applications.

Product pricing in the U.S. ranges from $49,995, for the ThermoJet printer, to $799,000 for the high-end SLA 7000 system. 3D Systems' multiple platform product line enables companies to choose the most appropriate systems for applications ranging from the creation of design communication models to prototypes to production parts.

More information on the company is available at WWW.3DSYSTEMS.COM, or by email at MOREINFO@3DSYSTEMS.COM, or by phoning 888/337-9786, or 661/295-5600 ext. 2882 internationally. An investor packet can be obtained by calling 800/757-1799.

Note to editors: ADM and the solid imaging company are service marks; and si2 is a trademark; and Thermojet, SLA, SLS, Accura, 3D Systems and the 3D logo are registered trademarks of 3D Systems Inc.

Certain statements in this news release may include forward-looking statements that express the expectation, prediction, belief or projection of 3D systems. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievement of 3D Systems to be materially and adversely different from any future results, performance or achievement expressed or implied by these forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to; disruption caused by the reconfiguration of the management team, the receipt of a commitment letter by September 30, 2003 to refinance the outstanding obligations with US bank; the funding of amounts of capital adequate to provide for the working capital needs of the Company; actions of competitors and customers; resolution of currently pending litigation; the Company's ability to successfully design and produce new products; customer acceptance of new products; the Company's ability to enter into successful relationships with new customers to fully exploit its

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products; the Company's ability to successfully implement all elements of its restructuring and cost savings program, and such other factors as are described in the Company's filings with the securities and exchange commission. The Company does not undertake to update any forward-looking statements.


CONTACT:
Elizabeth Goode, Director Marketing
(661) 295-5600, ext. 2632
goodee@3dsystems.com

or

Trudy Self, Self & Associates
(909) 336-5685
tmself@aol.com

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